UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 9, 2010

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781	04-2170233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 9, 2010, Millipore Corporation (“Millipore” or the “Company”) announced that, in connection with the pending acquisition of Millipore by Merck KGaA, a German corporation with general partners (“Merck”), pursuant to a share exchange transaction in which a wholly-owned subsidiary of Merck will acquire all of the issued and outstanding shares of Millipore common stock in exchange for $107.00 per share in cash without interest, Millipore is delivering a notice to holders of its 3.75% Convertible Senior Notes Due 2026 (the “Notes”), in accordance with the terms of the Indenture (the “Indenture”) dated as of June 13, 2006 by and between the Company, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent, of the anticipated Fundamental Change and Make-Whole Fundamental Change (in each case, as defined in the Indenture) that will occur upon the consummation of the share exchange transaction. The Company currently anticipates that the effective date of the share exchange transaction will occur on July 14, 2010, although the Company is unable to give any assurance as to the actual date on which the effective date of the share exchange will occur, if at all.

As more fully described in the notice to the noteholders, which notice is attached to this report as Exhibit 4.1 and incorporated herein by reference, in accordance with Sections 10.01(A)(v) and 10.14(A) of the Indenture, Notes may be converted at any time during the period beginning June 14, 2010, and ending on, and including, the later of (i) the date that is thirty (30) Business Days (as defined in the Indenture) after the actual effective date of the share exchange transaction, which Millipore will announce no later than the third Business Day after the effective date of the share exchange transaction and (ii) the “Fundamental Change Repurchase Date,” (as defined in the Indenture) which Millipore will announce within twenty (20) Business Days after the consummation of the share exchange transaction (the “Make-Whole Conversion Period”).

The conversion rate in effect as of June 14, 2010 is 11.0485 shares of Millipore common stock per $1,000 principal amount of Notes. If the share exchange transaction were to occur on July 14, 2010, then the conversion rate applicable to Notes surrendered during the Make-Whole Conversion Period would be 11.8004 shares of Millipore common stock per $1,000 principal amount of Notes, which for Notes surrendered at and after the Share Exchange Effective Time would result in a cash payment of $1,262.64 per $1,000 principal amount of Notes. If the share exchange transaction were to occur on July 14, 2010, the aggregate amount of these obligations is estimated to be $713,394,258.60. Holders of Notes that are converted during the Make-Whole Conversion Period, however, will be entitled to the increase in conversion rate only if the share exchange transaction is consummated. Therefore, if a holder converts Notes on or after June 14, 2010, but the share exchange transaction is not consummated, then the holder will not be entitled to the increased conversion rate. The share exchange transaction is subject to certain conditions to closing and, as a result, there is no assurance as to when, or if, the share exchange transaction will be consummated. The actual conversion rate will vary with the actual effective time of the share exchange transaction, which may vary from our current estimate.

The description of the notice in this report is a summary of the notice that is included as an exhibit to this report and the description and summaries in this report are qualified in their entirety by reference to such notice.

Item 8.01	Other Events

On June 9, 2010, the Company issued a press release in connection with the notice of convertibility of the Notes. The press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Notice of Convertibility and Make-Whole Fundamental Change, dated June 9, 2010.

99.1	Press Release by Millipore Corporation, dated June 9, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millipore Corporation

Date: June 9, 2010	By:	/S/ CHARLES F. WAGNER, JR.
Charles F. Wagner, Jr.
Corporate VP and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Notice of Convertibility and Make-Whole Fundamental Change, dated June 9, 2010.

99.1	Press Release by Millipore Corporation, dated June 9, 2010.